United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 19, 2006	000-31267
Date of Report (Date of earliest event reported)	Commission File Number

IWT TESORO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	91-2048019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

191 Post Road West, Suite 10, Westport, CT  06880

(Address of Principal Executive Offices) (Zip Code)

(203) 271-2770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registration under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFR 240.13e-4(  c))

Item 5.02 Appointment of Principal Officers

David W. Whitwell, CPA, age 40, joined IWT Tesoro Corporation as its Chief Financial Officer and Principal Accounting Officer on November 6, 2006.  Prior to his employment with Tesoro, Mr. Whitwell served as the Senior Vice President of Administration and Treasurer and Chief Financial Officer of Clean Diesel Technologies (CDTI:OTCBB, CDT and CDTS:AIM) from January 25, 2006 to November 10, 2006 and its Vice President, CFO and Treasurer from 1999 to November 10, 2006.

While no written employment agreement has been executed as of the date of this filing, Mr. Whitwell will be receiving an annual salary of $200,000.  As part of his agreement, he is to be awarded 30,000 shares of IWT Tesoro common stock at the market price on the date of issuance.  The issuance date is expected to be January 6, 2007, which is the next available date for stock to be issued from the IWT Tesoro Employee Stock Incentive Plan, so long as he is still employed as Tesoro’s. CFO.  He will also be entitled a car allowance of $750.00 per month and to health and other benefits available to all other employees.  Additionally, he will be eligible to participate on a pro rata basis in the bonus plan applicable to general management of the Company for 2006 and the plan that is developed for 2007.  He will also be eligible for a supplemental bonus 12 months after commencing his employment of up to 50,000 shares, based on certain performance goals determined by the Compensation Committee and executive management.

Forrest Jordan, a Director, Senior Vice President and a principal stockholder of Tesoro has been serving as the Company’s Interim CFO and Principal Accounting Officer since March 28, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2006	IWT TESORO CORPORATION

/s/ Henry J. Boucher, Jr., President
By: Henry J. Boucher, Jr., President